Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE GOVERNING

5.750% SENIOR NOTES DUE 2022

OF GENERAL CABLE CORPORATION

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 30, 2015, among PDIC Thailand Holdings, LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of General Cable Corporation, a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and certain initial Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 25, 2012, providing for the issuance of 5.750% Senior Notes due 2022 (the “Notes”); and

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee the First Supplemental Indenture, dated as of September 6, 2013, pursuant to which two additional Guarantors agreed to unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth therein; and

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee the Second Supplemental Indenture, dated as of November 8, 2013, pursuant to which certain provisions of the Indenture were amended in connection with the Company’s receipt of consents from the holders of a majority in aggregate principal amount of the outstanding Notes in respect of such amendments; and

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (a “Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide a Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future member, manager, director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company, the Guaranteeing Subsidiary, or any other Guarantor, under the Notes, any Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes or any Guarantee by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SIGNATURES

GENERAL CABLE CORPORATION

By:	/s/ Emerson C. Moser
Name:	Emerson C. Moser
Title:	Senior Vice President, General Counsel and Secretary

DIVERSIFIED CONTRACTORS, INC.
GC GLOBAL HOLDINGS, INC.
GENERAL CABLE CANADA HOLDINGS LLC
GENERAL CABLE INDUSTRIES, INC.
GENERAL CABLE INDUSTRIES LLC
GENERAL CABLE OVERSEAS HOLDINGS, LLC
GENERAL CABLE TECHNOLOGIES CORPORATION
GK TECHNOLOGIES, INCORPORATED
PD WIRE & CABLE SALES CORPORATION
PHELPS DODGE AFRICA CABLE CORPORATION
PHELPS DODGE ENFIELD CORPORATION
PHELPS DODGE INTERNATIONAL CORPORATION
PHELPS DODGE NATIONAL CABLES CORPORATION

By:	/s/ Brian J. Robinson
Name:	Brian J. Robinson
Title:	President or Executive Vice President, as applicable

PDIC THAILAND HOLDINGS, LLC

By:	/s/ Sean Fagin
Name:	Sean Fagin
Title:	President

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President and Trust Officer

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